As filed with the Securities and Exchange Commission on December 21, 2018

Registration No. 333-217168

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-3

ON

FORM S-1

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

Gastar Exploration Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35211	38-3531640
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1331 Lamar Street, Suite 650

Houston, Texas 77010

(713) 739-1800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael A. Gerlich

Chief Financial Officer

1331 Lamar Street, Suite 650

Houston, Texas 77010

(713) 739-1800

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy of communications to:

Brooks W. Antweil

Kirkland & Ellis LLP

609 Main Street, 45th Floor

Houston, Texas 77002

(713) 836-3600

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to these registration statements.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

On April 6, 2017, Gastar Exploration Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-3 (Registration No. 333-217168) (the “Registration Statement”), as amended by pre-effective Amendment No. 1 to Form S-3 dated May 22, 2017, which was declared effective by the SEC on June 2, 2017, and post-effective Amendment No. 2 to Form S-3 on Form S-1 (the “S-1”) dated March 15, 2018, which was declared effective by the SEC on March 23, 2018, pertaining to the registration of 169,933,626 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). The Company is not selling any shares of Common Stock under this Registration Statement. The shares of common stock to which this registration statement relates are only for potential secondary sales directly by the selling stockholders or alternatively through underwriters, broker-dealers or agents.

On October 31, 2018, the Company and certain of its subsidiaries filed voluntary petitions for reorganization under chapter 11 (the “Filing”) of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), which cases are being jointly administered under the caption In re Gastar Exploration Inc., et al, Case No. 18-18-36057 (the “Chapter 11 Cases”). On December 20, 2018, the Company’s prepackaged plan of reorganization (the “Plan”) was confirmed by the Bankruptcy Court. Pursuant to the terms of the Plan, among other things, holders of Common Stock (other than those affiliated with Ares Management LLC) will receive their pro rata share of $150,000 and the Common Stock will be canceled, subject to the right of one holder of preferred stock to elect on or prior in January 4, 2019, to receive warrants to purchase less than 1% of the common equity interests in the Company or its successor following emergence from the Chapter 11 Cases.

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the S-1 to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment No. 3 all of such securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 21, 2018.

GASTAR EXPLORATION INC.

By:	/s/ Michael A. Gerlich
Name:	Michael A. Gerlich
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on December 21, 2018.

Signature	Title

/s/ Jerry R. Schuyler Jerry R. Schuyler	Interim Chief Executive Officer Chairman of the Board of Directors (Principal Executive Officer)

/s/ Michael A. Gerlich Michael A. Gerlich	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Randolph C. Coley Randolph C. Coley	Director

/s/ Harry Quarls Harry Quarls	Director

* Robert D. Penner	Director

/s/ Stephen A. Holditch Stephen A. Holditch	Director

/s/ Marc Beilinson Marc Beilinson	Director

/s/ William L. Transier William L. Transier	Director

By:	/s/ Michael A. Gerlich
Michael A. Gerlich
Attorney-in-fact

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